FOR IMMEDIATE RELEASE	CONTACT:	Thomas Plotts
December 30, 2009		CFO
IR@atrinsic.com
212-273-1141

Atrinsic, Inc. Announces Receipt of Notice from
NASDAQ

NEW YORK— (December 30, 2009) - Atrinsic, Inc. (NASDAQ: ATRN) announced today that it received a notice on December 28, 2009 from the NASDAQ Stock Market indicating that the Company no longer meets the minimum bid price requirement for continued listing on the NASDAQ Global Market as set forth in Marketplace Rule 5450(a)(1). The notice stated that the bid price of the Company's common stock has closed below the required minimum $1.00 per share for the previous 30 consecutive business days. The NASDAQ notice has no immediate effect on the listing of the Company's common stock and the Company's common stock will continue to trade under the symbol ATRN.

In accordance with NASDAQ rules, the Company has until June 22, 2010 to regain compliance with the minimum closing bid price rule. If at any time before June 22, 2010, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, NASDAQ will notify the Company that it has regained compliance with the minimum bid price rule.

In the event the Company does not regain compliance with the rule prior to June 22, 2010, NASDAQ will notify the Company that its securities are subject to delisting. However, the Company may appeal the delisting determination to a NASDAQ hearing panel and the delisting will be stayed pending the panel's determination. Alternatively, the Company may apply to transfer the listing of its common stock to the NASDAQ Capital Market if it satisfies all criteria for initial listing on the NASDAQ Capital Market, other than compliance with the minimum bid price requirement. If such application to the NASDAQ Capital Market is approved, then the Company may be eligible for an additional grace period.

The Company intends to actively monitor the bid price for its common stock between now and June 22, 2010, and will consider available options to regain compliance with the Nasdaq minimum bid price requirements.

About Atrinsic.
Atrinsic, is a leading internet marketing company.  Atrinsic is organized as a single segment with two principal offerings: (1) Transactional services - offering full service online marketing and distribution services which are targeted and measurable online campaigns and programs for marketing partners, corporate advertisers, or their agencies, generating qualified customer leads, online responses and activities, or increased brand recognition; and (2) Subscription services - offering our portfolio of subscription based content applications direct to users working with wireless carriers and other distributors.

Atrinsic brings together the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies, creating a fully integrated multi platform vehicle for the advanced generation of qualified leads monetized by the sale and distribution of subscription content, brand-based distribution and pay-for-performance advertising.

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This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.